Exhibit 4(b)

FPL GROUP CAPITAL INC
FPL GROUP, INC.

OFFICER’S CERTIFICATE

Creating the Series F Junior Subordinated Debentures due 2069

Kathy A. Beilhart, an Assistant Treasurer of FPL Group Capital Inc (the “Company”), and Kathy Beilhart, an Assistant Treasurer of FPL Group, Inc. (the “Guarantor”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and Sections 201 and 301 of the Indenture, do hereby certify to The Bank of New York Mellon (formerly known as The Bank of New York) (the “Trustee”), as Trustee under the Indenture of the Company (For Unsecured Subordinated Debt Securities) dated as of September 1, 2006 (the “Indenture”) that:

1.
The securities to be issued under the Indenture shall be designated “Series F Junior Subordinated Debentures due 2069” (the “Debentures of the Sixth Series”) and shall be issued in substantially the form set forth as Exhibit A hereto;

2.
The Debentures of the Sixth Series shall be issued by the Company in the initial aggregate principal amount of $375,000,000.  Additional Debentures of the Sixth Series, without limitation as to amount, having substantially the same terms as the Outstanding Debentures of the Sixth Series (except for the payment of interest accruing prior to the issue date of the additional Debentures of the Sixth Series or except for the first payment of interest following the issue date of the additional Debentures of the Sixth Series) may also be issued by the Company pursuant to the Indenture without the consent of the existing Holders of the Debentures of the Sixth Series.  Any such additional Debentures of the Sixth Series shall be part of the same series as the Outstanding Debentures of the Sixth Series;

3.	The Debentures of the Sixth Series shall mature and the principal shall be due and payable together with all accrued and unpaid interest thereon, on March 1, 2069 (the “Stated Maturity”);

4.
The Debentures of the Sixth Series will bear interest at the rate of 8.75% per annum, and will bear interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest, at a rate equal to the interest rate borne by the Debentures of the Sixth Series (“Additional Interest”), compounded quarterly, payable (subject to the provisions contained in paragraph 11 below) quarterly in arrears on the 1st day of March, June, September and December of each year (each, an “Interest Payment Date”), commencing on June 1, 2009 to the Persons in whose names the Debentures of the Sixth Series are registered, subject to certain exceptions, at the close of business on the Regular Record Date next preceding such Interest Payment Date;

The amount of interest payable for any quarterly period will be computed on the basis of a 360-day year of twelve 30-day months (and for any period shorter than a full quarterly period, on the basis of the actual number of days elapsed during such period using 30-day calendar months).  If an Interest Payment Date, Redemption Date or the Stated Maturity of the Debentures of the Sixth Series falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date, Redemption Date or the Stated Maturity, as applicable;

5.
Registration and registration of transfers and exchanges in respect of the Debentures of the Sixth Series may be effected at the office or agency of the Company in The City of New York, New York.  Notices and demands to or upon the Company in respect of the Debentures of the Sixth Series may be served at the office or agency of the Company in The City of New York, New York.  The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration and registration of transfers and exchanges and service of notices and demands and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent.  The Trustee will initially be the Security Registrar and the Paying Agent for the Debentures of the Sixth Series;

6.
So long as Debentures of the Sixth Series are held by a securities depository in book-entry form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Debentures of the Sixth Series shall be the close of business on the Business Day immediately preceding such Interest Payment Date, provided that if any of the Debentures of the Sixth Series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the 15th calendar day next preceding such Interest Payment Date;

7.
The Debentures of the Sixth Series will be redeemable at the option of the Company before March 1, 2014, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price described in the form of the Debentures of the Sixth Series set forth as Exhibit A hereto;

On or after March 1, 2014, the Debentures of the Sixth Series will be redeemable at the option of the Company, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, including Additional Interest, if any, to the Redemption Date;

8.
If before March 1, 2014 a Tax Event (as defined in the form of the Debentures of the Sixth Series set forth as Exhibit A hereto) shall occur and be continuing, the Company shall have the right to redeem the Debentures of the Sixth Series, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, including Additional Interest, if any, to the Redemption Date;

9.
If before March 1, 2014 a Rating Agency Event (as defined in the form of the Debentures of the Sixth Series set forth as Exhibit A hereto) shall occur and be continuing, the Company shall have the right to redeem the Debentures of the Sixth Series, at any time in whole and from time to time in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at a Redemption Price described in the form of the Debentures of the Sixth Series set forth as Exhibit A hereto;

10.
So long as any Debentures of the Sixth Series are Outstanding, the failure of the Company to pay interest, including Additional Interest, if any, on any Debentures of the Sixth Series within 30 days after the same becomes due and payable (whether or not payment is prohibited by the subordination provisions of Article Fourteen and Article Fifteen of the Indenture) shall constitute an Event of Default; provided, however, that a valid deferral of the interest payments by the Company as contemplated in Section 312 of the Indenture and paragraph 11 of this Certificate shall not constitute a failure to pay interest for this purpose;

11.
Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Debentures of the Sixth Series, to defer the payment of interest for a period not exceeding 10 consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity or end on a day other than an Interest Payment Date.  During the Optional Deferral Period, interest (calculated for each Interest Period in the manner provided for in Exhibit A hereto, as if the interest payment had not been so deferred) will be compounded quarterly.  Any deferred interest on the Debentures of the Sixth Series will accrue Additional Interest at a rate equal to the interest rate borne by the Debentures of the Sixth Series, to the extent permitted by applicable law.  At the end of the Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid thereon, including Additional Interest accrued on the deferred interest, to the Person in whose name the Debentures of the Sixth Series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable at the Stated Maturity or any Redemption Date will be paid to the Person to whom principal is payable.  With respect to the Debentures of the Sixth Series, the term “Interest Period” shall mean each period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date, except that the first Interest Period shall commence on the date of original issuance.  However, during any such Optional Deferral Period, neither the Guarantor nor the Company will, and each will cause their majority-owned subsidiaries not to:

(A) declare or pay any dividend or distribution on the Guarantor’s or the Company’s capital stock,

(B) redeem, purchase, acquire or make a liquidation payment with respect to any of the Guarantor’s or the Company’s capital stock,

(C) pay any principal, interest or premium on, or repay, repurchase or redeem any of the Guarantor’s or the Company’s debt securities that are equal in right of payment with, or junior to, the Debentures of the Sixth Series or the Guarantee (as the case may be), or

(D) make any payments with respect to any Guarantor or Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Debentures of the Sixth Series or the Guarantee (as the case may be).

Subject to the reservation of right to amend clause (f) below, as described in paragraph 17 hereof, the foregoing provisions shall not prevent or restrict the Guarantor or the Company from making:

(a) purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

(b) any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (A) and (B) above as a result of a reclassification of its capital stock, or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

(c) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

(d) dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts;

(e) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f) payments under any preferred trust securities guarantee or guarantee of subordinated debentures executed and delivered by the Guarantor concurrently with the issuance by a trust of any preferred trust securities, so long as the amount of payments made on any preferred trust securities or subordinated debentures (as the case may be) is paid on all preferred trust securities or subordinated debentures (as the case may be) then outstanding on a pro rata basis in proportion to the full distributions to which each series of preferred trust securities or subordinated debentures (as the case may be) is then entitled if paid in full;

(g) payments under any guarantee of junior subordinated debentures, which guarantee is executed and delivered by the Guarantor (including a Guarantee under the Indenture), so long as the amount of payments made on any junior subordinated debentures is paid on all junior subordinated debentures then outstanding on a pro rata basis in proportion to the full payment to which each series of junior subordinated debentures is then entitled if paid in full;

(h) dividends or distributions by the Company on its capital stock to the extent owned by the Guarantor; or

(i) redemptions, purchases, acquisitions or liquidation payments by the Company with respect to its capital stock to the extent owned by the Guarantor.

Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 10 consecutive years at any one time or extend beyond the Stated Maturity of the Debentures of the Sixth Series.  Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements.  No interest shall be due and payable during an Optional Deferral Period, except at the end thereof.  The Company will give the Trustee notice of its election of an Optional Deferral Period at least 10 days and not more than 60 days before the applicable Interest Payment Date.  The Trustee will promptly forward notice of such election to each Holder of record of the Debentures of the Sixth Series;

12.
The Debentures of the Sixth Series will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company).  The Debentures of the Sixth Series in global form shall bear the depository legend in substantially the form set forth as Exhibit A hereto.  The Debentures of the Sixth Series in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto;

13.
No service charge shall be made for the registration of transfer or exchange of the Debentures of the Sixth Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer;

14.
If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Debentures of the Sixth Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the Sixth Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the Sixth Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or

(B) an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Debentures of the Sixth Series, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected;

15.
The Company reserves the right to require legends on Debentures of the Sixth Series as it may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws;

16.
The Company has previously reserved the right, without any consent, vote or other action by Holders of the Debentures of the Sixth Series, or of any other series of Securities issued after October 1, 2006, to amend the Indenture as follows:

To amend clause (6) of the second paragraph of Section 608 of the Indenture to read as follows:

“(6) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or any guarantee thereof, executed and delivered by the Guarantor, the Company or any of their majority-owned subsidiaries, in each case that rank equal in right of payment to the series of Securities with respect to which the Company has elected to defer the payment of interest, or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;”

17.
The Company reserves the right, without any consent, vote or other action by Holders of the Debentures of the Sixth Series, or of any other series of Securities issued after October 1, 2006, to amend this Officer’s Certificate as follows:

To amend clause (f) of paragraph 11 of this Officer’s Certificate and clause (f) of the corresponding paragraph in the form of the Debentures of the Sixth Series set forth as Exhibit A hereto to read as follows:

“(f) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or any guarantee thereof, executed and delivered by the Guarantor, the Company or any of their majority-owned subsidiaries, in each case that rank equal in right of payment to the Debentures of the Sixth Series or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;”

18.
Notwithstanding the provisions of Section 802 of the Indenture, the principal of and accrued interest on the Debentures of the Sixth Series shall not be declared immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Debentures of the Sixth Series, and any notice of declaration of acceleration based on such Event of Default shall be null and void with respect to the Debentures of the Sixth Series.  The Debentures of the Sixth Series will not be considered Outstanding for the purpose of determining whether the required vote described in Section 802 of the Indenture has been obtained for the declaration of acceleration by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Debentures of the Sixth Series.

19.
Each of the Company and the Guarantor agrees, and by acceptance of the Debentures of the Sixth Series, each Holder will be deemed to have agreed, to treat the Debentures of the Sixth Series as indebtedness for United States federal tax purposes.

20.	The Debentures of the Sixth Series shall have such other terms and provisions as are provided in the form set forth as Exhibit A hereto;

21.
The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the Sixth Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made;

22.
The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein;

23.
In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with; and

24.
In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Debentures of the Sixth Series requested in the accompanying Company Order No. 6 and Guarantor Order No. 6, have been complied with.

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 19th day of March, 2009 in New York, New York.

/s/ Kathy A. Beilhart
Kathy A. Beilhart Assistant Treasurer, FPL Group Capital Inc

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Guarantor this 19th day of March, 2009 in New York, New York.

/s/ Kathy A. Beilhart
Kathy A. Beilhart Assistant Treasurer, FPL Group, Inc.

Exhibit A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to FPL Group Capital Inc or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No.	CUSIP No.

[FORM OF FACE OF JUNIOR SUBORDINATED DEBENTURE]

FPL GROUP CAPITAL INC

SERIES F JUNIOR SUBORDINATED DEBENTURES DUE 2069

FPL GROUP CAPITAL INC, a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to____________________, or registered assigns, the principal sum of ____________________ Dollars on March 1, 2069 (the “Stated Maturity”).  The Company further promises to pay to the registered Holder of this Security (a) interest on said principal sum (subject to deferral as set forth herein) at the rate of 8.75% per annum, in like coin or currency, quarterly in arrears on the 1st day of March, June, September and December of each year (each an “Interest Payment Date”) commencing June 1, 2009, from the Interest Payment Date next preceding the date hereof to which interest has been paid or duly provided for (unless (i) no interest has yet been paid or duly provided for on this Security, in which case from March 19, 2009, or (ii) the date hereof is before an Interest Payment Date but after the Regular Record Date (as defined below) next preceding such Interest Payment Date, in which case from such following Interest Payment Date; provided, however, that if the Company shall default in payment of the interest due on such following Interest Payment Date, then from the next preceding Interest Payment Date to which interest has been paid or duly provided for or if no interest has yet been paid or duly provided for on this Security, in which case from March 19, 2009), until the principal hereof is paid or duly provided for, plus (b) Additional Interest, as defined in the Officer’s Certificate, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at a rate equal to the interest rate borne by this Security, compounded quarterly.  No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature.  In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the Business Day immediately preceding such Interest Payment Date so long as the Securities are held by a securities depository in book-entry form, provided that if the Securities are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the 15th calendar day next preceding such Interest Payment Date, and provided further that interest payable at the Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder of this Security on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to on the reverse hereof.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto.  The amount of interest payable on this Security will be computed on the basis of a 360-day year of twelve 30-day months (and for any period shorter than a full quarterly period, on the basis of the actual number of days elapsed during such period using 30-day calendar months).

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.

FPL GROUP CAPITAL INC
By:

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

[FORM OF GUARANTEE]

FPL GROUP, INC., a corporation organized under the laws of the State of Florida (the “Guarantor”, which term includes any successor under the Indenture (the “Indenture”) referred to in the Security upon which this Guarantee is endorsed), for value received, hereby unconditionally and irrevocably guarantees to the Holder of the Security upon which this Guarantee is endorsed, the due and punctual payment of the principal of, and premium, if any, and interest, including Additional Interest, if any, on such Security when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption, or otherwise, in accordance with the terms of such Security and of the Indenture regardless of any defense, right of set-off or counterclaim that the Guarantor may have (except the defense of payment).  In case of the failure of the Company punctually to make any such payment, the Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.  The Guarantor’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holder of the Security or to a Paying Agent, or by causing the Company to pay such amount to such Holder or a Paying Agent.

The Guarantor hereby agrees that its payment obligations hereunder shall be absolute and unconditional irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or the Indenture, any failure to enforce the provisions of such Security or the Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto (except that the Guarantor will have the benefit of any waiver, modification or indulgence granted to the Company in accordance with the Indenture), by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; provided, however, that notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon (including Additional Interest, if any), or change any redemption provisions thereof (including any change to increase any premium payable upon redemption thereof) or change the Stated Maturity thereof.

The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or the Holder of such Security exhaust any right or take any action against the Company or any other Person, the filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged in respect of such Security except by complete performance of the payment obligations contained in such Security and in this Guarantee.  This Guarantee shall constitute a guaranty of payment and not of collection.  The Guarantor hereby agrees that, in the event of a default in payment of principal, or premium, if any, or interest, if any, on such Security, whether at its Stated Maturity, by declaration of acceleration, call for redemption, or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Security, subject to the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce this Guarantee without first proceeding against the Company.

The obligations of the Guarantor hereunder with respect to such Security shall be continuing and irrevocable until the date upon which the entire principal of, premium, if any, and interest, including Additional Interest, if any, on such Security has been, or has been deemed pursuant to the provisions of Article Seven of the Indenture to have been, paid in full or otherwise discharged.

The obligations evidenced by this Guarantee are, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor, and this Guarantee is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of a Security upon which this Guarantee is endorsed, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.  Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Guarantor shall be subrogated to all rights of the Holder of a Security upon which this Guarantee is endorsed against the Company in respect of any amounts paid by the Guarantor on account of such Security pursuant to the provisions of this Guarantee or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, and premium, if any, and interest, if any, on all Securities issued under the Indenture which are then due and payable shall have been paid in full.

This Guarantee shall remain in full force and effect and continue notwithstanding any petition filed by or against the Company for liquidation or reorganization, the Company becoming insolvent or making an assignment for the benefit of creditors or a receiver or trustee being appointed for all or any significant part of the Company’s property and assets, and shall, to the fullest extent permitted by law, continue to be effective or reinstated, as the case may be, if at any time payment of the Security upon which this Guarantee is endorsed, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Holder of such Security, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made.  In the event that any such payment, or any part thereof, is rescinded, reduced, restored or returned on such Security, such Security shall, to the fullest extent permitted by law, be reinstated and deemed paid only by such amount paid and not so rescinded, reduced, restored or returned.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of the Security upon which this Guarantee is endorsed shall have been manually executed by or on behalf of the Trustee under the Indenture.

All terms used in this Guarantee which are defined in the Indenture shall have the meanings assigned to them in such Indenture.

This Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereunder, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed in New York, New York.

FPL GROUP, INC.
By:

[FORM OF REVERSE OF JUNIOR SUBORDINATED DEBENTURE]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Subordinated Debt Securities), dated as of September 1, 2006 (herein, together with any amendments thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, FPL Group, Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on March 19, 2009, creating the series designated on the face hereof (herein called, the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof.

In addition to the option of the Company to redeem the Securities of this series in connection with a Tax Event or a Rating Agency Event described below, this Security shall be redeemable at the option of the Company in whole at any time, or in part from time to time, prior to the Stated Maturity, upon notice, mailed at least 30 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), at a price (the “Redemption Price”) as follows: (i) if redeemed prior to March 1, 2014, the Redemption Price will be 100% of the principal amount thereof plus accrued and unpaid interest, if any including Additional Interest, if any, to the Redemption Date plus a premium, if any (the “Make-Whole Premium”), or (ii) if redeemed on or after March 1, 2014, the Redemption Price will be 100% of the principal amount thereof plus accrued and unpaid interest, if any including Additional Interest, if any, to the Redemption Date.  In no event will the Redemption Price be less than 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest, if any, to the Redemption Date.

The amount of the Make-Whole Premium with respect to any Security of this series (or portion thereof) to be redeemed will be equal to the excess, if any, of:

(1)           the sum of the present values, calculated as of the Redemption Date, of:

(a)           each interest payment that, but for such redemption, would have been payable on the Security of this series (or portion thereof) being redeemed on each Interest Payment Date occurring during the period from the Redemption Date to March 1, 2014 (excluding any accrued interest for the period prior to the Redemption Date); and

(b)           the principal amount that, but for such redemption, would have been payable at the Stated Maturity of the Security of this series (or portion thereof) being redeemed; over

(2)           the principal amount of the Security of this series (or portion thereof)being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis.  Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 50 basis points.

The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided that if the Company fails to make such appointment at least 30 days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Banc of America Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC or Wachovia Capital Markets, LLC, or, if such firms are unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee in consultation with, and at the expense of, the Company (in any such case, an “Independent Investment Banker”).

For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to March 1, 2014 of the Securities of this series to be redeemed, calculated to the nearest 1/12th of a year (the “Remaining Term”).  The Treasury Yield will be determined as of the third Business Day immediately preceding the applicable Redemption Date.

The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”).  If the H.15 Statistical Release sets forth a weekly average yield for the United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield.  In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release).  Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.  If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt on or before the Redemption Date and such notice shall be of no effect unless such moneys are received.

Upon payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.

If before March 1, 2014 a Tax Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem this Security, in whole but not in part, at any time within 90 days following the occurrence of the Tax Event, at 100% of the principal amount thereof plus accrued and unpaid interest, if any, including Additional Interest, if any, to the date fixed for redemption.

“Tax Event” means the receipt by the Guarantor or the Company of an Opinion of Counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an “Administrative Action”), (c) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) threatened challenge asserted in writing in connection with an audit of the Guarantor or the Company or any of their subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification, or change is effective, or which Administrative Action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after March 12, 2009, there is more than an insubstantial risk that interest payable by the Company on this Security is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.

If before March 1, 2014 a Rating Agency Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem this Security, in whole at any time, or in part from time to time, at 100% of the principal amount thereof plus accrued and unpaid interest, if any, including Additional Interest, if any, to the date fixed for redemption (“Rating Agency Event Redemption Date”) plus a premium, if any (the “Rating Agency Event Make-Whole Premium”).  In no event will the Redemption Price be less than 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest, if any, to the Rating Agency Event Redemption Date.

The amount of the Rating Agency Event Make-Whole Premium with respect to any Security of this series to be redeemed will be equal to the excess, if any, of:

(1)           the sum of the present values, calculated as of the Rating Agency Event Redemption Date, of:

(a)           each interest payment that, but for such redemption, would have been payable on the Security of this series being redeemed on each Interest Payment Date occurring after the Rating Agency Event Redemption Date to March 1, 2014 (excluding any accrued interest for the period prior to the Rating Agency Event Redemption Date); and

(b)           the principal amount that, but for such redemption, would have been payable at the final maturity of the Security of this series being redeemed; over

(2)           the principal amount of the Security of this series being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis.  Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Rating Agency Event Redemption Date at a discount rate equal to the Treasury Yield (as defined above for the purposes of determining the Make-Whole Premium) plus 50 basis points.

The Rating Agency Event Make-Whole Premium will be calculated by the Independent Investment Banker in the same manner as the Make-Whole Premium described above.

“Rating Agency Event” means a change in the methodology employed by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (a “Rating Agency”), that currently publishes a rating for the Company or the Guarantor in assigning equity credit to securities such as the Securities of this series, as such methodology is in effect on March 12, 2009 (the "current criteria"), which change results in (a) the length of time for which such current criteria are scheduled to be in effect being shortened with respect to the Securities of this series, or (b) a lower or higher equity credit being assigned by such Rating Agency to the Securities of this series as of the date of such change than the equity credit that would have been assigned to the Securities of this series as of the date of such change by such Rating Agency pursuant to its current criteria.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.  Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness of the Company, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture; provided however, that the principal of and interest on the Securities of this series shall not be declared due and payable by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Securities of this series, and any notice of declaration of acceleration based on such Event of Default shall be null and void with respect to the Securities of this series.  The Securities of this series will not be considered Outstanding for the purpose of determining whether the required vote described in Section 802 of the Indenture has been obtained for the declaration of acceleration by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Securities of this series.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Securities of this series, to defer the payment of interest for a period not exceeding 10 consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity or end on a day other than an Interest Payment Date.  During the Optional Deferral Period, interest (calculated for each Interest Period in the manner provided for on the face hereof, as if the payment of interest had not been so deferred) will be compounded quarterly at the rate of 8.75% per annum.  Any deferred interest on the Securities of this series will accrue Additional Interest at a rate equal to the interest rate borne by the Securities of this series, to the extent permitted by applicable law.  At the end of the Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid hereon, including Additional Interest accrued on the deferred interest, to the Person in whose name the Securities of this series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable at the Stated Maturity or any Redemption Date will be paid to the Person to whom principal is payable.  During any such Optional Deferral Period, neither the Guarantor nor the Company will, and each will cause their majority-owned subsidiaries not to (i) declare or pay any dividends or distributions on the Guarantor’s or the Company’s capital stock, (ii) redeem, purchase, acquire or make a liquidation payment with respect to any of the Guarantor’s or the Company’s capital stock, (iii) pay any principal, interest or premium on, or repay, repurchase or redeem any of the Guarantor’s or the Company’s debt securities that are equal or junior in right of payment to the Securities of this series or the Guarantee (as the case may be), or (iv) make any payments with respect to any Guarantor or Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Securities of this series or the Guarantee (as the case may be).

Subject to the reservation of right to amend clause (f) below, as described in paragraph 17 of the Officer’s Certificate, the foregoing provisions shall not prevent or restrict the Guarantor or the Company from making:

(a) purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

(b) any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (i) and (ii) above as a result of a reclassification of its capital stock, or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

(c) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

(d) dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts;

(e) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f) payments under any preferred trust securities guarantee or guarantee of subordinated debentures executed and delivered by the Guarantor concurrently with the issuance by a trust of any preferred trust securities, so long as the amount of payments made on any preferred trust securities or subordinated debentures (as the case may be) is paid on all preferred trust securities or subordinated debentures (as the case may be) then outstanding on a pro rata basis in proportion to the full distributions to which each series of preferred trust securities or subordinated debentures (as the case may be) is then entitled;

(g) payments under any guarantee of junior subordinated debentures, which guarantee is executed and delivered by the Guarantor (including a Guarantee under the Indenture), so long as the amount of payments made on any junior subordinated debentures is paid on all junior subordinated debentures then outstanding on a pro rata basis in proportion to the full payment to which each series of junior subordinated debentures is then entitled;

(h) dividends or distributions by the Company on its capital stock to the extent owned by the Guarantor; or

(i) redemptions, purchases, acquisitions or liquidation payments by the Company with respect to its capital stock to the extent owned by the Guarantor.

Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed 10 consecutive years at any one time or extend beyond the Stated Maturity of the Securities of this series.  Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements.  No interest shall be due and payable during an Optional Deferral Period, except at the end thereof.  The Company shall give the Trustee notice of its election of an Optional Deferral Period at least 10 days and not more than 60 days before the applicable Interest Payment Date.  The Trustee will promptly forward notice of such election to each holder of record of the Securities of this series.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and integral multiples thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Each of the Company and the Guarantor has agreed, and by acceptance of this Security, the Holder will be deemed to have agreed, to treat this Security as indebtedness for United States federal tax purposes.

All terms used in this Security which are not defined herein but are defined in the Indenture and/or in the Officer’s Certificate shall have the meanings assigned to them in the Indenture and/or in the Officer’s Certificate.